Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

February 2011 Performance Update

The Frontier Fund Supplement Dated February 28, 2011 to the Prospectus Dated April 30, 2010 and the Supplement to the Prospectus Dated January 28, 2011.

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	February 28, 2011	February 28, 2011	NAV /Unit
	MTD	YTD
Frontier Diversified Series-1	0.28%	3.82%	$107.53
Frontier Dynamic Series-1	-0.37%	0.22%	$92.14
Frontier Long/Short Commodity Series-1a	3.29%	10.61%	$130.47
Frontier Masters Series-1	0.71%	1.92%	$104.95

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of February 28, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$2,664,003.84
Unrealized trading gain/(loss)			(1,877,406.39)
Less: commissions			(92,979.69)
Less: FCM fees			(175,540.30)
Foreign currency gain/(loss)			(35,367.74)
Interest income			103,785.72

Total Income			586,495.44
EXPENSES

Management fees			86,494.85
Incentive fees			94,973.52
Broker service fees			148,696.27

Total Expenses			330,164.64

Net Income (Loss)			$256,330.80

STATEMENT OF CHANGES IN NET ASSET VALUE
	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	889,707.48174	$95,408,815.93	107.24
Current month additions	18,701.12986	2,024,415.36
Current month redemptions	(5,001.91073)	(542,171.48)
Net Income (loss) for current month		256,330.80

Net Asset Value, end of current month	903,406.70087	$97,147,390.61	107.53

	Monthly rate of return		0.28%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(1,585.82)
Less: commissions			—
Less: FCM fees			(2,261.71)
Foreign currency gain/(loss)			—
Interest income			1,434.37

Total Income			(2,413.16)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			1,915.08

Total Expenses			1,915.08

Net Income (Loss)			$(4,328.24)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,524.31532	$1,250,731.74	92.48
Current month additions	389.39883	35,875.00
Current month redemptions	(271.86389)	(25,364.12)
Net Income (loss) for current month		(4,328.24)

Net Asset Value, end of current month	13,641.85026	$1,256,914.38	92.14

	Monthly rate of return		-0.37%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$340,332.98
Unrealized trading gain/(loss)			(28,312.28)
Less: commissions			(4,810.20)
Less: FCM fees			(12,946.52)
Foreign currency gain/(loss)			(154.86)
Interest income			8,580.82

Total Income			302,689.94

EXPENSES

Management fees			16,052.75
Incentive fees			49,854.97
Broker service fees			11,020.90

Total Expenses			76,928.62

Net Income (Loss)			$225,761.32

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	53,614.32951	$6,772,261.94	126.31
Current month additions	3,718.69934	482,249.80
Current month redemptions	(14.56453)	(1,916.42)
Net Income (loss) for current month		225,761.32

Net Asset Value, end of current month	57,318.46432	$7,478,356.64	130.47

	Monthly rate of return		3.29%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$780,775.08
Unrealized trading gain/(loss)			(123,382.80)
Less: commissions			(7,550.13)
Less: FCM fees			(77,313.18)
Foreign currency gain/(loss)			2,751.13
Interest income			26,808.18

Total Income			602,088.28

EXPENSES

Management fees			135,606.99
Incentive fees			97,820.00
Broker service fees			65,521.64

Total Expenses			298,948.63

Net Income (Loss)			$303,139.65

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	406,872.18977	$42,397,991.15	104.20
Current month additions	6,622.56425	693,364.22
Current month redemptions	(2,169.96126)	(227,348.60)
Net Income (loss) for current month		303,139.65

Net Asset Value, end of current month	411,324.79276	$43,167,146.42	104.95

	Monthly rate of return		0.71%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 1